Prudential Investments, LLC

Gateway Center Three, 4th floor
100 Mulberry Street

Newark, New Jersey 07102

April 1, 2015

The Board of Trustees
Prudential Investment Portfolios 3
Gateway Center Three, 4th floor
100 Mulberry Street
Newark, New Jersey 07102

Re:	Prudential Global Tactical Allocation Fund (the Fund)

To the Board of Trustees:

Prudential Investments LLC has contractually agreed:

(i)	through June 30, 2016 to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, dividend and other expenses related to short sales, interest, brokerage, extraordinary and certain other expenses) of each class of shares to 1.25% of the Fund’s average daily net assets.

(ii)	to waive any management fees it receives from the Fund in an amount equal to the management fees paid by the Fund’s wholly-owned Cayman Islands subsidiary (the Cayman Subsidiary). This waiver will remain in effect for as long as the Fund remains invested in the Cayman Subsidiary or intends to invest in the Cayman Subsidiary.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President